Filed with the Securities and Exchange Commission on December 15, 2023

Registration No. 333-263945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Abcam Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

United Kingdom	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Discovery Drive

Cambridge Biomedical Campus

Cambridge, CB2 0AX

United Kingdom

+44 (0) 1223 696000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abcam Inc.

152 Grove Street

Suite 1100

Waltham, Massachusetts

02453

(888) 772-2226

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lorenzo Corte, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate

London EC2M 4BQ

United Kingdom

+44 20 7519 7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Deregistration of Securities

Abcam Limited (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form F-3ASR (File No. 333-263945) (the “Registration Statement”), which was initially filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2022 and pertained to the registration of an indeterminate principal amount or number of ordinary shares, American depositary shares representing ordinary shares, warrants, debt securities, purchase contracts or units of the Company (the “Securities” and, such registration statement, the “Registration Statement”).

On December 6, 2023, Diadem Holdco Limited (“Purchaser”), an indirect wholly owned subsidiary of Danaher Corporation (“Danaher”), acquired all of the issued and outstanding ordinary shares and American depositary shares of the Company (other than certain ordinary shares held by Danaher) pursuant to an agreement dated August 26, 2023, by and among the Company, Danaher and Purchaser, in accordance with a scheme of arrangement (the “Scheme”) under Part 26 of the U.K. Companies Act 2006.

As a result of the Scheme, the Company has terminated any and all offerings of the Securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, United Kingdom on December 15, 2023.

ABCAM LIMITED

By:	/s/ Alan Hirzel
Name: Alan Hirzel
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Abcam Limited, has signed this registration statement on December 15, 2023.

ABCAM INC.

By:	/s/ Theresa Boni
Name: Theresa Boni
Title: Assistant Secretary